November 16, 2009

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: P2 Solar, Inc.

Commission File Number 333-91190

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by P2 Solar, Inc. in Item 4.02 of its Form 8-K dated November 16, 2009 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Lake & Associates CPA’s LLC

1905 Wright Boulevard

                   20283 State Road 7, Suite 300

Schaumburg, IL 60193

                          Boca Raton, Florida 33498

Phone: 847-524-0800

Phone: 561.982.9874 Fax: 847-524-1655                      Fax: 561.982.7985